Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated October 14, 2019, with respect to the combined carve-out balance sheets of Positivo Soluções Didáticas as of December 31, 2018 and 2017, and the related combined carve-out statements of comprehensive income, changes in parent´s net investment, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “combined carve-out financial statements”), incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Auditores Independentes

Curitiba, Brazil

October 15, 2019